Exhibit 99

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone:  703-467-3477

Fax:  703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

THIRD QUARTER 2003 RESULTS

Reston, VA – October 20, 2003 – Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) is pleased to report its third quarter 2003 operating results for the period ended September 30, 2003.

Millennium’s third quarter of operations for 2003 resulted in net income of $183,000 as compared to a net loss of $910,000 for the same period in 2003.  The earnings improvement has resulted from the restructuring of the organization and streamlining of processes and procedures as disclosed in our prior quarters.  For the third quarter of 2003, both basic and fully diluted earnings per common share were $0.05, as compared to a loss of $0.25 for the three-month period ending September 30, 2002 for both basic and diluted common shares.  Year-to-date earnings are $790,000, or $0.22 and $0.20 per basic and diluted common share, respectively, compared to a loss of $2.1 million for the same three-month period in 2002 or a loss of $0.61 per basic and diluted common shares.

Total assets as of September 30, 2003 were $325.7 million, an increase in total assets of 6.3% over total assets of $306.3 million at December 31, 2002.  Return on average assets for the nine-month period ended September 30, 2003 was 0.33%.  Return on average equity was 6.76% as of September 30, 2003.  Book value at period-end was $4.27 with 3,642,818 common shares outstanding.

Total loans net of fees and reserve for loan losses were $210.0 million as of September 30, 2003, a decrease of $29.1 from $239.1 million at December 31, 2002.  The reduction in residential mortgage loans has resulted in a decrease of $63.4 million since year-end 2002.  Additionally, residential mortgage loan volume has declined in the 3rd quarter of 2003 as a result of a rise in long-term interest rates. Commercial, construction, and consumer loans have increased in the first nine months of 2003 by $26.0 million, $7.5 million, and $2.5 million, respectively.  The

Millennium Bankshares Corporation

2003 Third Quarter Earnings Release

shift in the mix of the loan portfolio has begun improving core earnings and reduces the company’s reliance on residential mortgage loans.  Net interest income for the first nine months of 2003 was $7.3 million, an increase over the same period in 2002 of 25.9% from $5.8 million.

The risk profile of our loan portfolio has remained stable and our credit quality continues to be strong.  Net charge-offs to average loans were 0.5% as of September 30, 2003 compared to 0.03% for the same period in 2002 due to a more aggressive stance toward accounting for past-due or non-accrual loans in 2003.   Past due loans sixty days or greater at September 30, 2003 were 0.074% compared to 0.16% for the same period 2002.  There were no non-accrual loans as of September 30, 2003 as compared to 0.228% for the same period in 2002.  Additionally, Millennium Bank owns no other real estate or repossessed assets.

Total deposits increased 7.2% to $277.2 million at September 30, 2003 as compared to $258.5 million at December 31, 2002.  Increases were primarily in non-interest bearing deposits and certificates of deposits.

Non interest income also improved during the first nine months of 2003 to $3.8 million from $2.3 million for the same period of 2002.  The increase is partially due to an increase in income from the sale of loans held-for-sale.  Net gain on the sale of securities was $452,000 during the first nine months of the year.  The securities sold were considered more interest rate volatile in a rising rate environment and were sold to improve the quality of the securities portfolio.  Securities increased to $91.4 million at September 30, 2003 from $54.6 million at December 31, 2002, which has offset the reduction in mortgage loans held-for-sale.

Non-interest expense for the first three quarters for 2003 was $9.2 million, a decrease from $9.8 million for the same period in 2002.  The decline in expenses is as a result of a strategic initiative to reduce costs and improve efficiencies that began in the fourth quarter of 2002 and continues into 2003. Additionally, 2003 includes expenses for three new branches opened during the 2nd and 3rd quarters of 2002 which has affected the final resulting expense reductions experienced from management’s recent cost-cutting initiatives.

In December 2002, the company announced that it was conducting preliminary discussions with other financial institutions that could lead to a merger or acquisition of the company.  “The company is no longer involved in any of these discussions,” stated Carroll C. Markley, Chairman & CEO of Millennium Bankshares Corporation.  He further stated “the company continues to seek and analyze opportunities to maximize the return for shareholders through improved earnings, growth or expansion, or alliances that will improve the product offering and financial solutions for our customers”.   “We are optimistic that core earnings will improve through loan growth and a focus on reducing non-interest expense and improving non-interest income,” stated Markley.

Millennium Bankshares Corporation

2003 Third Quarter Earnings Release

As previously announced, Millennium will hold a conference call today, Monday, October 20, 2003 at 11:00 a.m. EDT to discuss its third quarter results for the period ended September 30, 2003.  Interested parties can participate either by webcast by visiting Millennium’s web site (www.mbankshares.com) or via telephone.  U.S. callers please dial 800-884-5695.  Callers outside of the U.S. please dial 617-786-2960.  Both numbers will use the passcode 99033374.

Millennium cautions readers that the statements contained in this press release with respect to Millennium’s future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

More information on Millennium Bankshares Corporation, including financial highlights as of September 30, 2003 can be found online at http://www.mbankshares.com or obtained by phoning Millennium at 703-467-3477.

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